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                                                                     EXHIBIT 5.1

October 31, 2005

Mikohn Gaming Corporation d/b/a
Progressive Gaming International Corporation
920 Pilot Road
Las Vegas, NV 89119

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the underwritten public offering (the "Offering") of up to 7,995,412 shares of common stock, par value $0.10 per share (the "Shares"), of Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation (the "Company"), a Nevada corporation (the "Company"), covered by a Registration Statement filed with the Securities and Exchange Commission on Form S-3 (Registration Statement No. 333-127977), as amended (the "Registration Statement"). The registered shares include 6,800,000 shares offered by the Company, 152,533 shares offered by stockholders of the Company and 1,042,879 shares reserved for issuance upon the exercise of the underwriters' overallotment option (collectively, the "Shares").

In connection with this opinion, I have examined the Registration Statement and related prospectus, the Company's Articles of Incorporation, as amended, and Code of Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am admitted to practice law in the State of Nevada and I express no opinions as to matters under or involving any laws other than the laws of the State of Nevada and the federal laws of the United States.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that:

         1. The Shares, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

I consent to the reference to my name under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/S/    ROBERT B. ZIEMS
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Robert B. Ziems
Executive Vice President
and General Counsel